Exhibit 99.2

November 1, 2011

To:	INX Employees
From:	Mark Hilz
Subject:	Presidio & INX Definitive Agreement

We are excited to announce that INX and Presidio have entered into a definitive agreement, whereby Presidio will acquire all of the outstanding common stock of INX.  The INX Board of Directors has approved the transaction and now the transaction must be approved by the INX shareholders.  We expect this transaction to close in early 2012.  Presidio is an IT solutions provider with operations concentrated in the eastern U.S.  This combination represents an opportunity for INX and Presidio to collectively change the landscape of our industry and be a preeminent national solutions integration company.

Presidio is a strong company with deep engineering, technical sales and operational skills.  The Presidio team includes approximately 1300 employees located in 30 offices across the U.S.  They are a private company owned by American Securities, a private equity investment firm.  They have values, expertise and a culture that complement our organization.  United as one company, we will be a true national IT solution provider that will offer clients unparalleled services and local access to top tier consulting, engineering & technical resources coast to coast.  Presidio values INX’s engineering capabilities that exist in all of our practice sets.  Our client engagement methodologies are truly unique and something that Presidio recognizes is a requirement for IT solution providers to evolve in our industry.  Our managed services capabilities are also an area of great interest.  INX will benefit from Presidio’s national presence and the substantial engineering capabilities that are present in our existing practice sets. They will also bring additional capabilities in important areas such as additional key industry vendors.  Presidio is an employee centric organization and has great relationships with their clients and equally strong relationships with strategic partners such as Cisco, EMC, NetApp, and VMware. There is tremendous synergy between the organizations and the combination will be difficult to beat.

There will be a transition period as the INX team is brought into the Presidio organization.  Until we have shareholder and regulatory approval and the transaction is closed we will continue to operate as two separate companies.  Over the next few months it will be business as usual.  The most important thing for us is continue to focus on serving our clients.

We will be executing a formal communication plan over the next few weeks.   Our leadership teams will be coordinating discussions with our clients and partners.   If you are contacted by anyone from the press about the announcement, please direct them to Mike French.

As we move forward, we will communicate our progress.  We will be scheduling a brief WebEx meeting at 1:30 pm CT to discuss this exciting news in more detail.

Sincerely,

Mark T. Hilz
President/CEO